Exhibit 99.1

Calidi announces Reverse Stock Split, expected to begin trading on a 1-for-12 split adjusted basis on August 5, 2025

SAN DIEGO, July 25, 2025 (GLOBE NEWSWIRE) — Calidi Biotherapeutics, Inc. (“Calidi” or the “Company”) (NYSE American: CLDI), a clinical-stage biotechnology company pioneering the development of targeted therapies with the potential to deliver genetic medicines to distal sites of disease, announced today that it will effect a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-12 (the “Reverse Stock Split”). The Company’s common stock is expected to commence trading on a split-adjusted basis when the NYSE American market opens on August 5, 2025 under the existing symbol of “CLDI.” The new CUSIP number for the Company’s common stock following the Reverse Stock Split will be 320703 408.

The noncompulsory decision to implement this stock split reflects the Company’s aim to optimize market dynamics, broaden investor appeal and accessibility, and align the stock’s trading conditions with the best interests of its investors. The Reverse Stock Split was approved by the Company’s stockholders at its annual general meeting of stockholders held on July 9, 2025. On July 11, 2025, the Company’s Board of Directors approved the Reverse Stock Split at the ratio of 1-for-12.

Following the effectiveness of the Reverse Stock Split, every twelve (12) pre-split shares of outstanding common stock will become one (1) share of common stock. Stockholders of record who would otherwise be entitled to receive a fractional share will automatically be entitled to the rounding up of the fractional share to the nearest whole share. The Company does not intend to round up fractional shares at the beneficial level and will instead round any such fractional shares up at the participant level. Proportionate adjustments will be made to (i) shares of common stock issuable upon exercise or conversion of all issued and outstanding options, warrants and convertible securities of every kind, in accordance with the terms of each instrument, and (ii) shares outstanding and authorized for issuance under the Company’s equity incentive plan and the employee stock purchase plan, both as amended. The Reverse Stock Split will not affect the par value of the common stock, nor the number of authorized but unissued shares of common stock, nor the Company’s authorized preferred stock.

Information for Calidi Stockholders

Upon the effectiveness of the Reverse Stock Split, every twelve (12) shares of common stock owned prior to the split will be consolidated and reclassified into one (1) share of common stock. The Company has appointed Equiniti Trust Company, LLC as the exchange agent to facilitate the Reverse Stock Split process.

Registered stockholders with shares held in book-entry form do not need to take any action to receive post-split shares. Those holding shares through brokerage accounts or “in street name” will see their holdings automatically adjusted to reflect the Reverse Stock Split, in line with individual broker processes, without needing to take further action. Stockholders with shares in certificate form will receive instructions from Equiniti on the procedure for exchanging their certificates, as applicable, shortly after the effective date of the Reverse Stock Split.

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a clinical-stage biotechnology company pioneering the development of targeted therapies that can deliver genetic medicines to sites of disease. The company’s proprietary Redtail platform represents a decade of development and expertise in designing viral vectors that can evade immune detection allowing for systemic delivery and distal sites of disease in oncology and, potentially, other indications. This advanced enveloped technology is intended to shield the virus from immune clearance, allowing virotherapy to effectively reach tumor sites, induce tumor lysis, and deliver potent gene therapies to metastatic locations.

The lead candidate from the Redtail platform, currently in IND-enabling studies, targets non-small cell lung cancer, ovarian cancer, and other tumor types with high unmet medical need. Additionally, Calidi is developing protected virotherapies, in clinical-stage, for intratumoral and localized administration, focusing on a subset of injectable cancer indications.

Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward looking statements include, but are not limited to, statements concerning use of proceeds from the offering, that the closing of offering will occur or will occur on the anticipated closing date, upcoming key milestones, planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Form 10-K filed on March 31, 2025 and Form 10-Q filed on May 14, 2025. These reports may be amended or supplemented by other reports we file with the SEC from time to time.

Contact:

Dave Gentry

RedChip Companies, Inc.

1-407-644-4256

CLDI@redchip.com